Exhibit 2.1 PLAN OF REORGANIZATION AND ASSET PURCHASE AGREEMENT
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         THIS PLAN OF REORGANIZATION AND ASSET PURCHASE AGREEMENT, is made and entered into as of June 14, 2002, by and among Emulsion Technologies, Inc., an Ohio corporation ("Seller"), Gregory A. Lampe ("Lampe"), Richard L. Fowler ("Fowler") and Joyce E. Fowler, Trustee of the Richard L. Fowler Retained Annuity Trust u/a dated August 31, 1998 ("Fowler Trust" and together with Lampe and Fowler, collectively referred to as the "Shareholders") and 3M COMPANY, a Delaware corporation ("Purchaser"), with reference to the following RECITALS:

         A. Seller, together with the Emtech Affiliates (as hereinafter defined), is collectively engaged in the business of manufacturing and selling pressure sensitive label stock. Such business operations of Seller have been carried on as a distinct business under the name of Emtech. Shareholders are the sole owners, of record and beneficially, of all of Seller's issued and outstanding capital stock.

         B. Seller is a party to the following agreements with the Emtech Affiliates in connection with the operation of its business (collectively, the "Emtech Agreements"): (i) that certain Manufacturing Agreement dated January 1, 1987, as amended, between Seller and Emtech Manufacturing Corp., an Ohio corporation formerly known as Roton Corp. ("Emtech")("Manufacturing Agreement");
(ii) Indemnification Agreement dated March 2, 1998, as amended, between Seller and Emtech ("Emtech Indemnification Agreement"); (iii) Lease dated May 1, 1996, as amended, between Seller and Emtech ("Emtech Lease"); and (iv) Lease of Personal Property dated January 1, 1987, as amended, between Seller and Barmac, Inc., an Ohio corporation ("Barmac") as successor to Barbara McFarland ("Barmac Lease"). Emtech and BarMac are hereinafter collectively referred to as the "Emtech Affiliates"

         C. Purchaser is engaged through its Engineering Adhesives Division, in the business of manufacturing and selling adhesives, and desires to purchase all of the above-described business operations of Seller. All of such business operations of Seller, except the Excluded Assets hereunder, are referred to herein as the "Business".

         D. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Business, its operations, and the assets of Seller used therein.

         E. Simultaneous with the execution of this Agreement, Purchaser and the Emtech Affiliates have entered into certain agreements pursuant to which Purchaser has agreed to acquire and the Emtech Affiliates have agreed to sell all of the assets of the Emtech Affiliates used in the operation of their businesses ("Emtech Purchase Agreements").

         F. The parties acknowledge that they intend that the transaction described in this Agreement will be classified for federal income tax purposes as a tax-free reorganization




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pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as
amended (the "Code").

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I - PURCHASE AND SALE
-----------------------------

       1.1 Agreement to Sell. At the Closing hereunder (as defined in Section
2.1 hereof) and except as otherwise specifically provided in this Section 1.1, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (a) the Business as a going concern, (b) the names "Emulsion Technologies, Inc., Emtech Manufacturing Corp., and Barmac, Inc. (the "Names") and all goodwill associated therewith, and (c) all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, name, goodwill, assets, properties and rights are herein sometimes called the "Assets"), but excluding the Excluded Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except Permitted Liens as defined in Section 3.1.17 hereof.

              1.1.1 Included Assets. The Assets shall include without limitation the following assets, properties and rights of Seller as of the Closing Date used directly or indirectly in the conduct of, or generated by or constituting, or owned by the Business, except as otherwise expressly set forth in Section 1.1.2 hereof:

                     (a) all the land, structures, improvements and fixtures and all water lines, rights of way, uses, licenses, easements, hereditaments, tenements and appurtenances belonging or appertaining thereto, as more fully described on attached Disclosure Schedule 3.1.30;

                     (b) Transferred Employees (as defined in Section 7.1(a)) of the Business;

                     (c) all machinery, equipment, tools, vehicles, furniture,
              furnishings, leasehold improvements, goods, and other tangible personal property;

                     (d) all cash or cash equivalents in transit, in hand or in bank accounts;

                     (e) all prepaid items, unbilled costs and fees, and
              accounts, notes and other receivables;




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                     (f) all supplies and inventories and office and other
              supplies;

                     (g) to the extent permitted by applicable law, all rights
              under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

                     (h) all rights under any patent, trademark, service mark,
              trade name, domain name or copyright, whether registered or unregistered and any applications therefore that are used in the Business;

                     (i) all technologies, methods, formulations, data bases,
              product designations, trade secrets, know-how, inventions, websites, and other intellectual property used in the Business or under development;

                     (j) all computer software owned by the Business (including documentation and related object and source codes) and transferable computer software used in the Business;

                     (k) all rights or choses in action arising out of
              occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

                     (l) all assets and properties reflected on the Closing
              Balance Sheet as defined in Section 1.5; and

                     (m) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

                     1.1.2 Excluded Assets. Notwithstanding the foregoing, the
              Assets shall not include any of the following ("Excluded Assets"):

                     (a) the corporate seals, certificates of incorporation,
              minute books, stock books, books of account or other records having to do with corporate organization of Seller;

                     (b) the rights which accrue or will accrue to Seller under this Agreement;

                     (c) the assets owned or leased by the Emtech Affiliates
              used in connection with the operation of their businesses and which are being acquired by Purchaser under the Emtech Purchase Agreements;



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                     (d) all tax refunds due to Seller or Shareholders which are attributable to the ownership of the Assets or operation of the Business by Seller prior to the Closing Date or resulting from the consummation of the transactions contemplated hereby;

                     (e) the insurance policies owned by Seller and/or
              Shareholders and described on Schedule 1.1.2(e) hereto and the cash surrender value of such policies as of the Closing Date (current estimated value - $8,500) and all claims thereunder; and

                     (f) the assets, properties or rights set forth on Schedule
              1.1.2.

       1.2 Agreement to Purchase. At the Closing hereunder, Purchaser shall purchase the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller and Shareholders contained herein, in exchange for the Purchase Price (hereinafter defined in Section 1.3 hereof). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities provided in Section 1.4 of this Agreement. Except as specifically provided in Section 1.4 hereof, Purchaser shall not assume or be responsible for any liabilities or obligations of the Business or Seller or Shareholders.

       1.3 The Purchase Price.

              1.3.1 Purchase Price. The Purchase Price shall be an amount equal to:

                     (a) Thirty Five Million Dollars ($35,000,000.00);

                     (b) (i) less the amount, if any, by which the Net Assets
              (as hereinafter defined), on the Closing Date as reflected on the Closing Balance Sheet (as hereinafter defined) is less than Three Million Five Hundred Thousand Dollars ($3,500,00); or (ii) plus the amount, if any, by which the Net Assets on the Closing Date as reflected on the Closing Balance Sheet exceeds Three Million Five Hundred Thousand Dollars ($3,500,000).

                     (c) After the Closing Date, the Purchase Price shall be
              adjusted, as applicable as follows: (i) downwards by the amount, if any, by which the Net Assets on the Closing Date as reflected on the Closing Balance Sheet is less than Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Downwards Adjustment"), or (ii) upwards by the amount, if any, by which the sum of the Net Assets on the Closing Date as reflected on the Closing Balance Sheet exceeds Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Upwards Adjustment"). Notwithstanding any provision herein to the contrary, there shall be no Downwards Adjustment if the Net Assets under this Agreement and under the Emtech Purchase Agreement collectively are equal to Six Million Dollars ($6,000,000) or more in the aggregate.



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As used herein, "NET ASSETS" means the amount by which the book value of the
Assets exceeds the value of the Assumed Liabilities assumed by Purchaser under section 1.4, as determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"). For purposes of calculating Net Assets, the reserves or allowances for bad debt expense, product warranty expense and obsolete or defective inventory on the Closing Date Balance Sheet shall not exceed the reserves or allowances set forth on the Interim Balance Sheet which are as follows: (i) reserve/allowance for bad debt expense - $60,000; (ii) reserve/allowance for product warranty - $0; and (iii) reserve/allowance for obsolete and defective inventory - $0. The Closing Date Balance Sheet shall reflect a bonus receivable or prepaid asset in the approximate amount of $116,667 based upon a proration of the annual bonus due from Solutia (see Schedule 3.1.6 item 8). The Closing Date Balance Sheet will not reflect an accrual for personal property taxes due and payable on or after December 31, 2002 (see schedule 3.1.6, Item 9).


              1.3.2 Payment of Purchase Price.

                     (a) The Purchase Price shall be payable in shares of voting
              Common Stock of 3M Company ("Common Stock"). The number of shares of Common Stock to be issued ("3M Shares") shall be based on the average closing price of the Common Stock for the three consecutive trading days immediately before the Closing Date (which is currently expected to be the period from July 10, 2002 through July 12, 2002) (the "Per Share Value"). For purposes of this Section 1.3.2(a) the closing price of the Common Stock as reported in the Wall Street Journal shall be used. All 3M Shares to be issued and delivered by Purchaser pursuant to this Agreement have been duly authorized and will be, upon Closing, validly issued, fully paid, and nonassessable.

                     (b) On the Closing Date, Purchaser shall (i) issue to
              Seller, on account of the Purchase Price, a stock certificate registered in the name of Seller and representing ninety-five percent (95%) of the number of shares of Common Stock determined in accordance with paragraph (a) of this Section 1.3.2 (the "Seller Closing Payment"), and (ii) issue to the Escrow Agent under an Escrow Agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), on account of the Purchase Price, a stock certificate registered in the name of Seller and representing five percent (5%) of the number of shares of Common Stock determined in accordance with paragraph (a) of this Section 1.3.2 (the "Escrow Closing Payment," and, together with the Seller Closing Payment, the "Closing Payment"). If the Purchase Price, as determined pursuant to Section 1.5 hereof, exceeds the Closing Payment, Purchaser shall pay such excess with additional shares of Common Stock within seven days after the Adjustment Date as defined in Section 1.5 hereof, by delivery to Seller of a stock certificate registered in the name of Seller and representing the number of shares of Common Stock determined by dividing the amount of the Upward Adjustment by the Per Share Value. If the Closing



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              Payment exceeds the Purchase Price, Purchaser shall reduce the
              Seller Closing Payment by an amount equal to the Downward Adjustment and adjusting the number of shares of Common Stock issued to Seller by reissuing a new certificate to reflect such reduced number of shares and Seller shall return the previously issued stock certificate to Purchaser for cancellation.

              1.3.3 Tax-Free Reorganization. Seller, Shareholders and Purchaser covenant and agree to treat the transaction described in this Agreement for federal income tax purposes as a tax-free reorganization pursuant to
       Section 368(a)(1)(C) of the Code and to report the transaction in such manner on their respective federal income tax returns. The Escrow Agreement and this Agreement shall comply in all respects with the requirements set forth in Internal Revenue Service Rev.-Proc. 84-42 in order that the escrow established under this Agreement shall not cause the transaction under this Agreement not to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code, and any provision set forth in this Agreement or the Escrow Agreement which may be inconsistent therewith shall be deemed amended and qualified so that this transaction will qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code.

       1.4 Assumption of Liabilities. At the Closing hereunder and except as otherwise specifically provided in this Section 1.4, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                     (a) all liabilities and obligations of Seller in respect of the Business existing as of the Interim Balance Sheet Date (hereinafter defined in Section 3.1.6), but only if and to the extent that the same are accrued or reserved for on the Interim Balance Sheet and remain unpaid and undischarged on the Closing Date;

                     (b) all liabilities and obligations of Seller arising in
              the regular and ordinary course of the Business between the Interim Balance Sheet Date and the Closing Date, to the extent that the same remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the Closing Balance Sheet;

                     (c) those liabilities and obligations set forth and
              described on attached Schedule 1.4(a);

                     (d) the Purchaser Remediation Obligations as set forth in
              Section 7.10; and

                     (e) all liabilities and obligations of Seller in respect of the Leases (as hereinafter defined) and all agreements, contracts, commitments and leases which are specifically identified in any list called for by Section 3.1.23 hereof or not required to be identified on any such list in accordance with the provisions of
              Section 3.1.23, except




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              that, except as otherwise set forth on Schedule 1.4, Purchaser shall not assume or agree to pay, discharge or perform any

                            (i) liabilities or obligations of the aforesaid
                     character existing as of the Interim Balance Sheet Date, and which under generally accepted accounting principles should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Interim Balance Sheet, provided, however, that the reserve allowance for bad debt expense, warranties and obsolete inventory shall not exceed the reserves or allowances set forth in the Interim Balance Sheet;

                            (ii) liabilities or obligations of the aforesaid
                     character existing as of the Closing Date, and which under generally accepted accounting principles should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Closing Balance Sheet; provided, however, that the reserve allowance for bad debt expense, warranties and obsolete inventory shall not exceed the reserves or allowances set forth in the Interim Balance Sheet; or

                            (iii) liabilities or obligations arising out of any
                     material breach by Seller of any provision of any agreement, contract, commitment or lease referred to in this paragraph (e), including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing, but excluding however any liability arising out of the assignment to or assumption by Purchaser of such agreements, contracts, commitments or leases in violation of the terms thereof to the extent that the agreement, contract, commitment or lease is listed on Schedule 3.1.23 hereof (or not required to be listed thereon in accordance with the provisions of Section 3.1.23)..

                     Except as otherwise set forth on Schedule 1.4 or to the
              extent accrued or reserved on the Interim Balance Sheet, in no event, however, shall Purchaser assume or incur any liability or obligation under this Section 1.4 or otherwise in respect of any of the following (collectively the "Excluded Liabilities"):

                            (i) any product liability or similar claim for any
                     injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating to any product delivered




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                     in connection with the performance of such service and any claim seeking recovery for direct, indirect, incidental, special, or consequential damage, lost revenue or income, subject to the provisions of Section 7.3;

                            (ii) any federal, state or local income or other
                     Tax, as defined in Section 3.1.10 of this Agreement: (i) payable with respect to the business, assets, properties or operations of Seller or Shareholders or any member of any affiliated group of which either is a member for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or Shareholders, or any member of any affiliated group of which either is a member of this Agreement and the transactions contemplated hereby;

                            (iii) any liability or obligation under or in
                     connection with the Excluded Assets;

                            (iv) any liability or obligation arising prior to or
                     as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not the employee, agent or independent contractor is employed by or provides services to Purchaser after the Closing, or under any benefit arrangement with respect thereto, except as expressly set forth in Section 7.1 hereof;

                            (v) (1) any liability or obligation arising prior to
                     the Closing by reason of the violation by Seller of any applicable Environmental Laws (as hereinafter defined), except as otherwise provided under Section 7.10 of this Agreement, and (2) any liability of Seller relating to the Chem-Dyne Superfund Site ("Chem-Dyne") in Hamilton County, Ohio as referenced in Disclosure Schedule 3.1.29;

                            (vi) any liability or obligation of Seller or
                     Shareholders arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts;

                            (vii) any litigation or claims arising prior to the
                     Closing including, but not limited to, the matters set forth in Disclosure Schedule 3.1.21; or

                            (viii) any liabilities as set forth in Schedule
                     1.4(b).

       1.5 Closing Financial Statements. Not later than 60 days after the closing Date, Seller shall cause to be prepared the balance sheet of the Business at the Closing Date, in accordance with generally accepted accounting principles consistently applied by Seller in accordance with past practice for the financial statements described in Section 3.1.6 hereto. Such balance sheet



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shall specifically identify all assets reflected thereon which are not included in the Assets and all liabilities reflected thereon which are not assumed by Purchaser hereunder.

       Seller shall cause Grant Thornton, its independent accountants ("Seller's Auditors"), to review such financial statements in accordance with the most current "review" provisions of the Accounting and Review Services Committee of the American Institute of Certified Public Accountants, and to issue, as soon as practicable but in any event not later than 60 days after the Closing Date, its report thereon to Seller and Purchaser to the effect that such financial statements present fairly the financial position of the Business as of the Closing Date, in conformity with generally accepted accounting principles applied on a consistent basis. Such report shall also include a detailed schedule setting forth the calculation of the amount described in Section 1.3.1.(b) hereof and the Purchase Price and a statement to the effect that the Purchase Price was calculated in accordance with the provisions of this Agreement. In rendering the foregoing review and report, Seller's Auditors shall consult with Pricewaterhousecoopers, Purchaser's independent accountants ("Purchaser's Auditors"), and permit Purchaser's Auditors at the earliest practicable date to review the report of Seller's Auditors, including all work papers, schedules and calculations related thereto, prior to the issuance thereof. Purchaser's Auditors shall commence its review of said work papers, schedules and calculations as soon as practicable after Seller's Auditors has completed the field work phase of its review.

       Any dispute which may arise between Seller and Purchaser as to such financial statements or the proper amount of the Purchase Price shall be resolved in the following manner:

              (a) Purchaser, if it disputes the financial statements or the amount of the Purchase Price, shall notify Seller in writing within 15 days after the issuance of the report of Seller's Auditors pursuant hereto that Purchaser disputes the financial statements or the amount of the Purchase Price; such notice shall specify in reasonable detail the nature of the dispute;

              (b) during the 15 day period following the date of such notice, Seller and Purchaser shall attempt to resolve such dispute and to determine the appropriateness of the financial statements or the Purchase Price; and

              (c) if at the end of the 15 day period specified in subsection (b) above, Seller and Purchaser shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to Deloitte Touche, independent certified public accountants (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the financial statements or the Purchase Price within sixty
       (60) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties and the decision of the



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       Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

       References in this Agreement to the "Closing Balance Sheet" shall mean the balance sheet of the Business at the Closing Date, prepared, audited and reviewed as described in this Section 1.5. The Adjustment Date shall be the later of the 15th day after delivery of the report of Seller's Auditors pursuant hereto, or the date upon which any dispute concerning the amount of the Purchase Price is resolved.

ARTICLE II - CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS,
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CHANGE IN NAME AND FURTHER ASSURANCES
-------------------------------------

       2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, July 15, 2002, subject to extension by Seller as provided in Section 7.10, at the offices of 3M Company, 3M Center, St. Paul, Minnesota or on such other date as may be mutually agreed upon in writing by Purchaser and Seller in order to comply with Section 5.1.15. The date of the Closing is sometimes herein referred to as the "Closing Date."

       2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

              (a) Seller shall deliver to Purchaser the following:

                            (i) such bills of sale with covenants of warranty as
                     to title, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets, including without limitation, (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date;

                            (ii) all of the agreements, contracts, commitments,
                     leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records,





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                     files, correspondences, legal opinions, rulings issued by
                     governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets;

and simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

                     (b) Purchaser shall deliver to Seller the following:

                            (i) the Seller Closing Payment in accordance with
                     Section 1.3.2 hereof; and

                            (ii) an assumption agreement whereby Purchaser will
                     assume and agree to pay, discharge or perform, as appropriate, Seller's liabilities and obligations to the extent and as provided in Section 1.4 hereof in form reasonably satisfactory to Seller and its counsel.

                     (c) Purchaser shall deliver the Escrow Closing Payment to
              the Escrow Agent under the Escrow Agreement.

                     (d) At or prior to the Closing, the parties hereto shall
              also deliver to each other the agreements, legal opinions, certificates and other documents and instruments referred to in
              Article V hereof.

       2.3 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, Authorization (as defined in Section 3.1.19) or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; provided, however, neither Seller nor Shareholders shall be required to incur any expense or liability.

       2.4 Change in Name. On the Closing Date, Seller and Shareholders shall deliver to Purchaser all such executed documents as may be required to change Seller's name on that date to another name bearing no similarity to the Names, and including but not limited to a name change amendment with the Secretary of State of Ohio and an appropriate name change notice




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for each state where Seller is qualified to do business. Each of Seller and
Shareholders hereby appoints Purchaser as its attorney-in-fact to file all such documents on or after the Closing Date.

         2.5 Further Assurances. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to
Section 1.4 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES AND COVENANTS
----------------------------------------------------------

       3.1 Representations and Warranties of the Seller and Shareholders. The Seller and Shareholders, as applicable, hereby represent and warrant to Purchaser that, except as set forth on a Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates, as set forth below in this Article III. For purposes of this Agreement, the term "Material Adverse Effect" shall mean with respect to the Seller and its Business, a material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, business or operations of the Seller, taken as a whole, provided however, any change arising solely from general economic conditions [or the loss of any customer, supplier (subject to the provisions of Section 5.1.7) or employee] shall not be deemed to be material. For purposes of this Section 3, any reference to the "knowledge" of Seller shall be deemed to refer to the knowledge of Lampe, Fowler or Robert Lowe (the CFO of Seller) or their legal representative. Said individuals will be deemed to have "knowledge" of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of his/her duties as an executive officer of the Seller, including reasonable inquiry of senior management personnel who would likely have direct access to information related to such fact or matter.

              3.1.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to so qualify would have a Material Adverse Effect.

              3.1.2 Corporate Power; Authorization; Enforceable Obligations. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller as a party thereto, enforceable against such party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

              3.1.3 No Interest in Other Entities. Except for interests in the entities described in the Disclosure Schedule 3.1.3 in response to this Section (such entities are hereinafter referred to as the "Subsidiaries"), no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets, other than shares of capital stock representing immaterial, non-controlling interests in publicly-traded companies obtained by Seller in the ordinary course of the Business.

              3.1.4 Validity of Contemplated Transactions, etc. Except as set forth in the Disclosure Schedule 3.1.4, the execution, delivery and performance of this Agreement by Shareholders and Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject,
(b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents of Seller or any securities issued by Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization (hereinafter defined in Section 3.1.19), or other instrument, document or understanding, oral or written, to which Seller or Shareholders are a party, by which Seller or Shareholders may have rights or by which any of the Assets may be bound or affected, the violation of which would have a Material Adverse Effect or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder and which would have a Material Adverse Effect.

              3.1.5 No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Assets or any interest therein, except for the Emtech Agreements and those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Seller.

              3.1.6 Financial Statements. Seller has delivered to Purchaser true and complete copies of (a) the balance sheets of Seller at December 31, 2001 and 2000 and the related statements of income, cash flow and changes in shareholders equity for the fiscal years then ended, certified by Seller's Auditors; and (b) the unaudited balance sheet of Seller at March 31,

2002 and related statements of income and cash flow for the periods then ended, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise set forth in Disclosure Schedule 3.1.6. Such balance sheets, including the related notes, fairly present in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income, cash flow and changes in shareholders equity fairly present in all material respects the results of operations, cash flow and changes in shareholders equity of Seller for the periods indicated. Except as set forth in the Disclosure Schedule 3.1.6, to the best knowledge of Seller, the unaudited financial statements as at and for the periods ending March 31, 2002 contain all material adjustments, which are solely of a normal recurring nature, necessary to present fairly in all material respects the financial position for the periods then ended. The Interim Balance Sheet specifically identifies the assets and liabilities which, if the Closing had been held on the Interim Balance Sheet Date, would have been transferred to or assumed by Purchaser in accordance herewith. References in this Agreement to the "Interim Balance Sheet" shall mean the balance sheet of the Business as of March 31, 2002 referred to above; and references in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to March 31, 2002. Notwithstanding the foregoing, within ten (10) days after the date of this Agreement, Seller shall deliver to Purchaser the unaudited balance sheet of Seller at May 31, 2002 and related statements of income and cash flow for the periods then ended ("May 31 Statements"). Purchaser will be deemed to have approved the May 31 Statements unless Purchaser notifies Seller in writing of any objections to such statements within 5 days after receipt. In the event of objections by Purchaser, Seller and Purchaser shall endeavor in good faith to resolve any disputes within 10 days. Upon approval or deemed approval of the May 31 Statements, the "Interim Balance Sheet" shall mean the balance sheet of the Business as of May 31, 2002 referred to above; and references in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to May 31, 2002. On or before the Closing Date, Seller will use best efforts to provide Purchaser the unaudited balance sheet of Seller at June 30, 2002 and related statements of income and cash flow for the periods then ended ("June 30 Statements"). Purchaser will be deemed to have approved the June 30 Statements unless Purchaser notifies Seller in writing of any objections to such statements within 5 days after receipt. In the event of objections by Purchaser, Seller and Purchaser shall endeavor in good faith to resolve any disputes within 10 days. Upon approval or deemed approval of the June 30 Statements, the "Interim Balance Sheet" shall mean the balance sheet of the Business as of June 30, 2002 referred to above; and references in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to June 30, 2002. Purchaser's right to object to the May 31 Statements and the June 30 Statements will not be unreasonably exercised and the financial performance of Seller for such periods shall not be the basis for objection. In the event any objections are raised and not resolved, the last effective Interim Balance Sheet shall remain in effect.

              3.1.7 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and, to the best knowledge of Seller, are not subject to valid defenses, set-offs or counterclaims. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller is not guaranteeing collection of the accounts receivable of the Business.

              3.1.8 Inventory. To the best knowledge of Seller, except as set forth in the Disclosure Schedule 3.1.8, all inventory of Seller used in the conduct of the Business, including without limitation raw materials, work-in process and finished goods, reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality. Except as set forth on Disclosure Schedule 3.1.8 or for warranties made in the ordinary course of business, Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. Except as set forth in Disclosure Schedule 3.1.8, no inventory of Seller is in the possession of any third party under any consignment, bailment or similar arrangement.

              3.1.9 Absence of Undisclosed Liabilities. To the best knowledge of Seller, except as set forth on the Disclosure Schedule 3.1.9, Seller has no liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

              (a) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged;

              (b) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the Disclosure Schedule or not required to be disclosed because of the term or amount involved;

              (c) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Interim Balance Sheet Date;

              (d) the Assumed Liabilities; and

              (e) those liabilities set forth on the Disclosure Schedule.

              For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

              3.1.10 Tax and Other Returns and Reports. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller as of the date hereof (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, corporation, gross receipts, profits, gains, capital stock, capital duty, withholding, disability, wealth, welfare, stamp, occupation, transfer, value added, Section 1374 built-in-gains, alternative minimum, estimated and any other tax or similar governmental charge or imposition under laws of the United States or any state of municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes due as of the date hereof, including those without limitation which are called for by the Tax Returns or under any tax allocation agreement, or heretofore claimed to be due by any taxing authority from Seller or Shareholders, have been properly accrued or paid. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Disclosure Schedule 3.1.10, no extension of time within which to file any Tax Return with respect to the Included Assets has been filed, requested or granted. The accruals for Taxes contained in the Interim Balance Sheet are adequate to cover the tax liabilities of Seller with respect to the Business as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. Seller has no knowledge of any basis for any additional assessment of any Taxes for periods for which tax returns have been filed. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by Seller to any employee, independent contractor, creditor, stockholder, or other third party as of the date hereof.

              3.1.11 Tax Liens. Except as set forth in Disclosure Schedule 3.1.11, none of the Assets (i) is subject to any Lien or other security interest arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any debt the interest on which is tax exempt under Section 103(a) of the Code, (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iv) is "tax exempt bond financing property" within the meaning of
Section 168(g)(5) of the Code, (v) is "limited use property" within the meaning of Revenue Procedure 76-30 or (vi) will be treated as owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code.

              3.1.12 Consolidated Group Liability. Seller (i) has not ever been a member of an Affiliated Group filing a consolidated federal income Tax Return nor (ii) has any liability for the Taxes of any Person under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              3.1.13 Tax Ownership. Each Asset with respect to which the Seller claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Seller.

              3.1.14 Section 481(a) Adjustments. The transactions contemplated by this Agreement will not accelerate any Code Section 481(a) amount under Rev. Proc. 92-20, Rev. Proc. 97-27 or any similar subsequent ruling.

              3.1.15 Books of Account. To the best knowledge of Seller, the books, records and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

              3.1.16 Existing Condition. Since the Interim Balance Sheet Date, except as set forth in the Disclosure Schedule 3.1.6, Seller with respect to the Business has not:

              (a) incurred any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

              (b) sold, encumbered, assigned or transferred any material assets or properties which would have been included in the Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice;

              (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens (hereinafter defined in Section 3.1.17);

              (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

              (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

              (f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than Ten Thousand Dollars ($10,000.00), or suffered any repeated, recurring or prolonged shortage, cessation or interruption of material supplies or utility or other material services required to conduct its business and operations;

              (g) suffered any change in its business, operations, assets, properties, prospects or condition (financial or otherwise) which would have a Material Adverse Effect;

              (h) received written notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or is likely to have a Material Adverse Effect on its business, operations, assets, properties or prospects;

              (i) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate Ten Thousand Dollars ($10,000.00), except such as may be involved in ordinary repair, maintenance or replacement of its assets;

              (j) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled other than in the ordinary course of business;

              (k) changed any of the accounting principles followed by it or the methods of applying such principles; or

              (l) entered into any material transaction other than in the ordinary course of business consistent with past practice.

              3.1.17 Title to Properties. Seller has good, valid and marketable title to all of its properties and assets, real, personal and mixed, tangible and intangible, which would be included in the Assets if the Closing took place on the date hereof, which it purports to own, including without limitation all properties and assets reflected in the Interim Balance Sheet (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice) free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current real or personal property taxes not yet due and payable, (ii) liens disclosed in the Disclosure Schedule 3.1.17 in response to this Section, (iii) liens securing or relating to the Assumed Liabilities; (iv) worker's, carrier's and materialman's liens, and (v) liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect; and (vi) with respect to Real Property: (A) easements, conditions, covenants and restrictions of record;
(B) taxes and assessments, general and special, which are a lien but not yet due and payable; (C) those matters which would be disclosed by an accurate survey of the Real Property; and (D) zoning and building ordinances (collectively, the "Permitted Liens").

              3.1.18 Condition of Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Assets if the Closing took place on the date hereof are in operating condition and repair, consistent with past business practice and, subject to normal wear and maintenance, are usable in the regular and ordinary course of business consistent with past business practice. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary to the operation of the business of Seller, except for: (i) assets owned by the Emtech Affiliates;
(ii) leased items disclosed in the Disclosure Schedule 3.1.18; and (iii) for items of immaterial value. Notwithstanding any provision in this Agreement to the contrary, Purchaser acknowledges and agrees that all tangible personal property constituting a portion of the Assets is being sold "AS-IS" in its physical condition as of the Closing Date and subject to all faults and defects and Purchaser has had the right and opportunity to inspect the same. Except as otherwise expressly set forth in this Agreement, SELLER HEREBY DISCLAIMS ALL IMPLIED AND EXPRESS WARRANTIES WITH RESPECT TO THE ASSETS, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

              3.1.19 Compliance with Law; Authorizations. To the best knowledge of Seller, except as set forth on the Disclosure Schedule 3.1.19, Seller has complied in all material respects with each, and is not in any material respect in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which Seller's business, operations, assets or properties is subject ("Regulations"), the violation of which would have a Material Adverse Effect. Seller owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the business of Seller, free and clear of all liens, charges, restrictions and encumbrances, except Permitted Liens, and in compliance with all Regulations. All such Authorizations are listed and described in the Disclosure Schedule 3.1.19. To the best knowledge of Seller, Seller is not in default, nor has it received any written notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business. To the best knowledge of Seller, none of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby, subject to obtaining required third party consents and approvals. No Shareholder or, to Seller's knowledge, director, officer, employee or former employee of Seller or any affiliates of Seller, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns, possesses or uses in the operation of the business of Seller as now or previously conducted.

              3.1.20 Transactions With Affiliates. Except as set forth in the Disclosure Schedule 3.1.3, no Shareholder or, to Seller's knowledge, director, officer or employee of Seller, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with Seller.

              3.1.21 Litigation. Except as set forth in the Disclosure
Schedule 3.1.21, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened against Seller or which relates to the Assets of Seller or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, its assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, its assets or the transactions contemplated hereby.

              3.1.22 Insurance. The assets, properties and operations of Seller are insured under various policies of general liability and other forms of insurance, all of which are described in the Disclosure Schedule 3.1.22, which discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder. Such policies are, to the best knowledge of Seller, in amounts which are adequate in relation to the business and assets of Seller and all premiums to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which is has applied for insurance or with which it has carried insurance during the past five years. The Disclosure Schedule 3.1.23 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and liabilities of Seller.

              3.1.23 Contracts and Commitments. Except as set forth in the Disclosure Schedule 3.1.23, Seller is not legally bound under any written or oral:

              (a) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

              (b) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services that are used in the conduct of the Business involving in any one case Ten Thousand Dollars ($10,000.00) or more;

              (c) agreement, contract or commitment to sell or supply products ("Goods Contracts") or to perform services ("Services Contracts") in connection with the Business involving in any one case Ten Thousand Dollars ($10,000.00) or more;

              (d) agreement, contract, licenses or commitment relating to the Business not otherwise listed on the Disclosure Schedule and continuing over a period of more than six months from the date hereof or exceeding Ten Thousand Dollars ($10,000.00) in value;

              (e) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;

              (f) lease under which Seller is either lessor or lessee relating to the Assets or any property at which the Assets are located;

              (g) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business;

              (h) agreement, contract or commitment for any charitable or political contribution relating to the Business;

              (i) commitment or agreement for any capital expenditure or leasehold improvement in excess of Ten Thousand Dollars ($10,000.00) relating to the Business;

              (j) agreement, contract or commitment limiting or restraining Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

              (k) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Seller in the conduct of the Business; or

              (l) material agreement, contract or commitment relating to the Business not made in the ordinary course of business.

              Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in the Disclosure
Schedule 3.1.23 in response to this Section, or not required to be listed therein because of the amount thereof, under which Purchaser is to acquire rights or obligations hereunder is, to Seller's knowledge, valid and enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity; Seller is, and to Seller's knowledge all other parties thereto are, in compliance with the material provisions thereof where such default would have a Material Adverse Effect; Seller is not, and to Seller's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein where such default would have a Material Adverse Effect; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder. Furthermore, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking, in the reasonable opinion of Seller, contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply and such failure to comply will have a Material Adverse Effect. Except as set forth in the Disclosure Schedules 3.1.4 or 3.1.23, no written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

              3.1.24 Additional Information. The Disclosure Schedule 3.1.24 contains accurate lists and summary descriptions of the following:

              (a) all inventory, equipment and furniture and fixtures of Seller included in the Assets as of the Interim Balance Sheet Date, specifying such items as are owned and such as are leased;

              (b) all interests in real property owned, leased or otherwise held by Seller in the conduct of the Business or upon which the Assets are located as of the Interim Balance Sheet Date;

              (c) the name and address of every bank and other financial institution in which Seller or its affiliates maintain an account (whether checking, savings or otherwise), lock box or safe deposit box for the Business, and the account numbers and names of persons having signing authority or other access thereto; and

              (d) the names and titles of, and current annual planned compensation or hourly rates of pay for, all employees of Seller engaged in the conduct of the Business, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled.

              (e) all names under which Seller has conducted any business or which it has otherwise used during the last five years.

              3.1.25 Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Business of Seller. Seller is not a party to any collective bargaining agreement or any other agreement with a collective bargaining representative certified under the National Labor Relations Act that determines the terms and conditions of employment of any employee of Seller; no collective bargaining agent has been certified under the National Labor Relations Act as a representative of any of the employees of Seller; and no representation campaign or election is now in progress, or, to the best knowledge of Seller, contemplated with respect to any of the employees of Seller. To the best knowledge of Seller, Seller has not committed any unfair labor practice with respect to the employees of the Business, and no unfair labor practice charge is pending or, to the best knowledge of Seller, threatened. No employee listed on the Disclosure Schedule 5.1.24, no group of employees or any employee of Seller having total annual compensation of more than $50,000 has or have given affirmative notice of intent to terminate employment with Seller.

              3.1.26  Employee Benefits.

              (a) Identification of Plans. The Disclosure Schedule 3.1.26 contains a complete list of all employee benefit plans sponsored or maintained by Seller for employees of the Business. The term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA. Each plan providing benefits that is funded by one or more insurance policies is indicated by the word "insured" placed by the listing of such plan in the Disclosure Schedule. No such employee benefit plan is a "multiemployer plan" within the meaning of section 3(37) of ERISA.

              (b) Compliance with Laws. To the best knowledge of Seller, each such employee benefit plan (and each related trust, insurance contract, or fund) complies in form and has been operated in all material respects in compliance with the applicable requirements of ERISA, the Code, and other applicable laws. The requirements of COBRA have been met with respect to each such employee benefit plan which is a group health plan to which COBRA is applicable. Except as set forth in Disclosure Schedule 3.1.26, each such employee benefit plan which is an employee pension benefit plan, and which is intended to meet the requirements of a "qualified plan" under section 401(a) of the Code, has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Seller is not aware of any fact or circumstances that could result in the revocation of such determination letter or the loss of such "qualified plan" status.

              (c) Employer Contributions. All contributions, premiums and payments required to be made by Seller under the terms of any such "employee benefit plan" have been made and personal and vacation leave have been accrued on the Interim Balance Sheet.

              (d) Triggering Event. Except as provided in the Disclosure
       Schedule 3.1.26 or Section 7.1, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee or former employee of the Business, (ii) materially increase the amount of benefits payable under any "employee benefit plan" of Seller, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

              3.1.27  Intellectual Property Matters.

              (a) All patents, trademarks, tradenames, service marks, copyrights, or any application of the foregoing, software, trade secrets or know-how, domain names, and websites owned, licensed, or utilized by the Seller and which are related to the conduct of the Business are listed on the Disclosure Schedule 3.1.27 (the "Intellectual Property"), all of which are owned or used by the Seller free and clear of any liens, claims, charges or encumbrances, except the Permitted Liens. The Seller does not to its knowledge or the knowledge of Seller's legal counsel, infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright, domain name, know-how, or trade secret owned or claimed by another and has not received any notice of any infringing or unlawful use. The Seller is not in default under any obligation to any third party, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright, domain name, know-how, or trade secret owned or claimed by another, or has any knowledge that any person is challenging ownership, enforceability, or validity, or infringing or wrongfully or unlawfully using any such patent, trademark, tradename, service mark, copyright, domain name, know-how, or trade secret owned, licensed, or utilized by Seller. No present or former employee of the Seller and, to the best of Seller's knowledge, no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any domain name, know-how, or trade secret, which the Seller owns, possesses or uses in its operations as now or heretofore conducted. The Disclosure Schedule
       3.1.27 lists all confidentiality or non-disclosure agreements to which the Seller or any of Seller's employees engaged in the Business is a party which relates to the Business.

              (b) Seller has taken reasonable measures which it deems appropriate to keep secret and has not knowingly disclosed any know-how or trade secrets to any person or entity other than: (i) certain employees of Seller; or (ii) third parties who are subject to the terms of a binding confidentiality agreement with respect thereto, where such unauthorized disclosure would have a Material Adverse Effect. Seller has taken reasonable measures which it deems appropriate to protect the confidential and proprietary nature of the know-how and trade secrets, including without limitation the use of confidentiality agreements where appropriate with third parties having access to such know-how and trade secrets.

              3.1.28  The Software.  Except as set forth in Disclosure
       Schedule 3.1.28:

              (a) Performance. To the best knowledge of Seller, the computer software of Seller included in the Intellectual Property (the "Software") performs in substantial accordance with the documentation and other written material used in connection with the Software and is free of material defects in programming and operation, is in machine-readable form, contains all current revisions of such software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software. Seller has delivered to the Purchaser complete and correct copies of all user and technical documentation related to the Software to the extent such items are in Seller's possession. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller is not guaranteeing performance of the Software.

              (b) Enhancements, New Products. Neither Seller nor, to the best knowledge of Seller, any employee or agent thereof has developed or assisted in the enhancement of the Software except for enhancements included in the Software as delivered to Purchaser pursuant hereto or the development of any program or product based on the Software or any part thereof.

              (c) Development. No employee of Seller is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to the Software or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the Software or its development or exploitation.

              (d) Title. Seller does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Software nor has Seller granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not. All rights of the Seller to the Navison Software are transferable to the Purchaser.

              (e) Protection of Proprietary Nature of Software. Seller has kept secret and has not disclosed the source code for the Software to any person or entity other than certain employees of Seller or third parties who are subject to the terms of a binding confidentiality agreement with respect thereto. Seller has taken reasonable measures as it deems appropriate to protect the confidential and proprietary nature of the Software. There have been no patents applied for and no copyrights registered for any part of the Software. There are no trademark rights of any person or entity in the name "[name of software]".

              (f) Delivery of all Copies. All copies of the Software embodied in physical form are being delivered to the Purchaser at or prior to the Closing..

              3.1.29 Environmental Matters.

              (a) Except as set forth in the Disclosure Schedule 3.1.29, Seller has obtained all Authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (collectively, "Environmental Laws") where the failure to obtain such Authorizations under applicable Environmental Laws would have a Material Adverse Effect.

              (b) Except as set forth in the Disclosure Schedule 3.1.29, to the best knowledge of Seller, Seller is in compliance in the conduct of the Business with all terms and conditions of the required material Authorizations as required by applicable Environmental Laws, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those applicable Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder where the failure to comply would have a Material Adverse Effect.

              (c) Except as set forth in the Disclosure Schedule 3.1.29, Seller is not aware of, nor has Seller nor any of its subsidiaries received written notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those applicable Environmental Laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                  (d) Except as set forth in the Disclosure Schedule 3.1.29, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending, or to Seller's knowledge threatened, against Seller in connection with the conduct of the Business relating in any way to those applicable Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

              (e) Seller agrees to cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any Authorizations of the type described in (a) above, but without cost or liability to Seller..

              3.1.30 Real Property.

              (a) Real Property Defined. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Business or included in the Assets are listed on the Disclosure Schedule in response to this Section (the "Real Property").

              (b) Title to Owned Real Property. With respect to the Real Property that is owned by Seller, as is identified on the Disclosure
       Schedule 3.1.30 title to such Real Property is, and at Closing shall be, good and marketable, fee simple absolute, free and clear of all Liens, except Permitted Liens. At Closing, title to the Real Property owned by Seller shall be insurable by Chicago Title Insurance Company pursuant to an ALTA 1987 owner's form of policy, free of all exceptions, except the Permitted Liens, and those exceptions set forth in Schedule B, Section 2 of that certain Title Commitment No. 22510439 CCE dated May 23, 2002, issued by Chicago Title Insurance Company with respect to the Real Property.

              3.1.31 Leased Property. With respect to the Real Property that is leased by Seller, which is identified on Disclosure Schedule 3.1.31 as being leased by Seller:

              (a) Seller has delivered to Purchaser a true and complete copy of every lease and sublease to which Seller is a tenant or subtenant (the "Leases"), and shall describe each Lease on Disclosure Schedule 3.1.31 by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by Seller with the landlord and sublandlord, if any, the monthly rental (including base and all additional rents), and whether Seller may assign the Lease to Purchaser (if the consent of the landlord and sublandlord is required for such an assignment, that should be set forth in Disclosure Schedule 3.1.31);

              (b) Each Lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as listed on Disclosure Schedule 3.1.31, and neither Seller nor the landlord or sublandlord under any Lease is in default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease; and

              (c) At Closing Seller shall assign to the Purchaser all right, title and interest of Seller in and to all Leases (and shall deliver to Purchaser original copies of all consents required for such assignments) and all security deposits made by Seller pursuant to any of the Leases, including, but not limited to, the security deposits listed on Disclosure
       Schedule 3.1.31, together with all interest earned on such deposits.

              3.1.32 Availability of Documents. Seller has made available to Purchaser copies of all documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, tradenames, service marks, copyrights and applications therefor listed in the

Disclosure Schedule hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

              3.1.33 Assets. The Assets include all rights and property necessary to the conduct of the Business by Purchaser in the manner it is presently conducted by Seller.

              3.1.34 [INTENTIONALLY DELETED]

              3.1.35 Ownership Assurances. No common shareholders of Emtech or Barmac and Seller exists. No spouse or minor children of shareholders in either Emtech or Barmac own shares in Seller and vice versa. No shareholder or group of shareholders in either Emtech or Barmac have the right to appoint 50 percent or more of the directors of Seller or vice versa.

              3.1.36 Completeness of Disclosure. No representation or warranty by Seller in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

              3.1.37 Subsidiaries. Disclosure Schedule 3.1.37 sets forth for each Subsidiary of the Seller (i) its name and jurisdiction of incorporation,
(ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Subsidiary of the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of the Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Subsidiary of the Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each Subsidiary of the Seller (as amended to date). All of the issued and outstanding shares of capital stock of each Subsidiary of the Seller have been duly authorized and are validly issued, fully paid, and nonassessable.

       Seller holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Seller, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Seller and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Seller to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Seller. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Subsidiary of the Seller are correct and complete. None of the Subsidiaries of the Seller is in default under or in violation of any material provision of its charter or bylaws. None of the Seller and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Seller.

              3.1.38 Product Warranty. To the best knowledge of Seller, each product manufactured, sold, leased, or delivered by any of the Seller and its Subsidiaries has been in conformity with all applicable material contractual commitments and all express and applicable implied warranties, and none of the Seller and its Subsidiaries has any liability (and, to Seller's knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and its Subsidiaries. Except as set forth in Disclosure Schedule 3.1.38, no product manufactured, sold, leased, or delivered by any of the Seller and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Disclosure Schedule 3.1.38 includes copies of the standard terms and conditions of sale or lease for each of the Seller and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

              3.1.39 Product Liability. To the best of Seller's knowledge, none of the Seller and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Seller and its Subsidiaries during the three (3) year period prior to the Closing Date.

              3.1.40 Investment Representations and Warranties by Seller. Seller represents and warrants to, and covenants with, the Purchaser that:

              (a) the Seller is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and the Seller is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in acquiring the 3M Shares, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the 3M Shares;

              (b) the Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the 3M Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder and except as contemplated by Section 7.9;

              (c) the Seller will notify the Purchaser immediately of any change in any information in this Section 3.1.40 until such time as the Seller has sold all of its 3M Shares or until the Purchaser is no longer required to keep the registration statement referred to in Section 3.4.4 effective;

              (d) the Seller, in connection with its decision to acquire the number of 3M Shares set forth in the Agreement, relied only upon the Purchaser's annual report on Form 10-K for the year ended December 31, 2001 and the definitive proxy statement filed in connection with this annual report, the annual report to the shareholders for the year ended December 31, 2001, the quarterly report on Form 10-Q for the quarter ended March 31, 2002 and the Current Reports on Form 8-K as filed by the Purchaser with the Securities and Exchange Commission (the "3M Public Reports") and the representations and warranties of the Purchaser contained herein. Seller understands that its acquisition of the 3M Shares has not been registered under the Securities Act, or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Seller's investment intent as expressed herein; and

              (e) As defined in Rule 501(e) of Regulation D under the Securities Act, there are no more than 35 Shareholders of Seller that will be receiving the 3M Shares under the plan of reorganization referred to in
       Section 7.9 of the Agreement.

              3.1.41 Investment Representations and Warranties by Shareholders; Cooperation of Parties. Seller will, as a condition to Closing, obtain from each Shareholder as of the Closing Date an investment representation with respect to the 3M Shares of common stock to be issued to Seller and distributed to such Shareholders, substantially in the form of Exhibit E hereto. In the event that any Shareholder proposes to dispose of any of the 3M Shares pursuant to Rule 144 under the Securities Act, Purchaser agrees to promptly supply information and take steps required to facilitate the lawful disposition of such shares under the Rule. Seller will use its best efforts to obtain from each Shareholder as of the Closing Date an agreement to promptly provide

Purchaser with copies of all Forms 144 filed with the SEC, as well as such other information as Purchaser may reasonably require concerning the sale of 3M Shares by such Shareholder.

       3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants and covenants to Seller and Shareholders as follows:

              3.2.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              3.2.2 Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

              3.2.3 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by Purchaser does not and will not in any material respect violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or By-Laws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

              3.2.4 Completeness of Disclosure. No representation or warranty by Purchaser in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Seller and Shareholders pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

              3.2.5. Capitalization: Title to Interests. The entire authorized capital stock of Purchaser consists of 1,500,000,000 shares of Common Stock, of which 389,347,924 shares were issued and outstanding and 82,668,604 shares were held in treasury as of March 31, 2002. Since March 31, 2002 there has been no change in the authorized shares of capital stock of Purchaser.

All of the issued and outstanding shares of Purchaser capital stock have been duly authorized, validly issued, fully paid and non-assessable. There are no pre-emptive rights that have not been waived or terminated with respect to the shares of Common Stock to be issued on account of the Purchase Price.

              3.2.6. Authorization and Issuance of Shares. The 3M Shares to be issued on account of the Purchase Price have been duly authorized for issuance and will be, upon Closing, validly issued, fully paid and nonassessable and of the same class of shares of Common Stock as are currently traded. On or before the effective date of any registration statement filed with the SEC covering any of the 3M Shares to be issued hereunder, and in any event not more than one hundred eight (180) days after the Closing Date, the 3M shares to be issued hereunder shall be listed for trading on the New York Stock Exchange and shall be issued in compliance with the Securities Act and the Exchange Act. No Shareholder shall, solely by virtue of his acquisition of shares of Common Stock, be deemed an "insider" of Purchaser for purposes of the insider trading restrictions contained in Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

              3.2.7. Purchaser Public Reports; Financial Statements. Purchaser has filed all documents required to be filed by it pursuant to the Securities Act and the Exchange Act and each such document when filed complied in all material respects with the requirements of the Securities Act and the Exchange Act. Purchaser has delivered to Seller and Shareholders true and complete copies of, including all amendments thereto, if any, the 3M Public Reports. The consolidated financial statements of Purchaser contained in the 3M Public Reports present fairly the financial position of Purchaser and its consolidated subsidiaries at the respective dates of the balance sheet and the results of operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis. The 3M Public Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The 3M Public Reports are the only documents filed by Purchaser with the SEC pursuant to Sections 13 and 14 of the Exchange Act since January 1, 2002.

       3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement shall survive the Closing for a period of one year (1) after the Closing Date; provided, however: (i), the representations and warranties of Seller under Section 3.1.10 shall survive for the period prescribed by the applicable statute of limitations; (ii) the representations and warranties of Seller under Section 3.1.29 shall survive for a period of three (3) years after the Closing Date; and (iv) the representations and warranties of Purchaser under Section 3.2.6 and 3.2.7 and 3.4.4 shall survive three (3) years after the Closing Date. Except as otherwise provided in this Agreement, all covenants of the parties under this Agreement shall survive the Closing date indefinitely.

      3.4      Purchaser Common Stock.

              3.4.1 Rights. The 3M Shares to be issued to Seller shall have the rights, preferences, privileges, and restrictions which are not less favorable than the rights, preferences, privileges, and restrictions as set forth in Purchaser's Certificate of Incorporation and the provisions of Delaware law in effect as of the date of this Agreement. Purchaser has provided a true and complete copy of the Certificate of Incorporation, and all amendments thereto, to Seller.

              3.4.2 Legend. Seller acknowledges that each certificate representing the 3M Shares shall be endorsed with the following legend:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITIION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

              Purchaser agrees that it will take all appropriate actions necessary to remove the legend promptly after the registration statement referred to in Section 3.4.4 is declared effective.

              3.4.3 Taxes on Transfer. Seller, and not Purchaser, shall be responsible for any taxes resulting from any transfer of the 3M Shares to the shareholders of Seller.

              3.4.4 Effective Registration Statement. Subject to Section 3.4.5 hereof, Purchaser, at its expense, shall file, within fifteen (15) days following the Closing Date but no earlier than the last week of July, 2002, a registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") covering all of the 3M Shares issued or to be issued pursuant to this Agreement (including, any 3M Shares held in the Escrow and any 3M Shares issued as payment of the Upwards Adjustment). It is understood that Purchaser cannot and does not warrant or represent that such registration statement filed with the SEC will be declared effective, but Purchaser agrees to use its best efforts to file all documents and to take all other reasonable steps possible in order to have such registration declared effective as soon as possible after the Closing Date. Purchaser represents and warrants that it meets all eligibility and other applicable requirements for filing such registration statement and that it has filed a number of registration statements in the past, all of which have been subsequently declared effective by the SEC, and agrees that it will follow its normal procedure and use its best efforts in connection with the filing of the subject registration statement and will make all reasonable changes in response to comments of the SEC so as to enable such registration statement to become effective. Purchaser further agrees that it will file post-effective amendments to such registration statement as are necessary to cause such registration statement to remain continuously effective (subject to any "black out" periods under which Purchaser, based on its counsel's advice, determines that it must suspend the use of the prospectus, such "black out" periods not to exceed sixty (60) days per occurrence) for a period not exceeding the earliest of (i) the second anniversary of the Closing Date, or (ii) such time as all 3M Shares have been sold pursuant to a registration statement. Purchaser shall: (i) keep each holder of the 3M Shares to be registered, advised in writing as to the initiation of the registration and completion thereof; (ii) furnish such number of prospectuses and other documents incident thereto, including amendments and supplements, as a holder may from time to time reasonably request;
       (iii) cause all such shares of Common Stock registered pursuant hereto to be listed on each securities exchange on which similar securities issued by Purchaser are then listed; and (iv) provide information regarding the transfer agent and registrar for all shares of Common Stock registered pursuant to such registration statement and a CUSIP number of all such shares of Common Stock, in each case not later than the effective date of such registration.

              At the time it becomes effective, the registration statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The prospectus (which forms a part of the registration statement), at each time it is furnished by Purchaser to the selling stockholders, upon a prior written request by such selling stockholders, for use during the time period of an effective registration statement set forth above in this Section 3.4.4, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided however, the representations and warranties of Purchaser with respect to the registration statement and the prospectus in this section shall not apply to the statements in the registration statement or the prospectus made in reliance upon information furnished to Purchaser in writing by the Seller and/or selling stockholders expressly for use in the registration statement or the prospectus.

              3.4.5 Conditions to Purchaser's Obligation to File Registration Statement. Purchaser's obligation to file a registration statement shall, in all cases, be subject to the following provisions:

              (a) Any registration statement filed by Purchaser on behalf of the selling stockholders will cover only the 3M Shares which the selling stockholders may sell from time to time. The selling stockholders will act independently of 3M in making decisions with respect to the timing, manner and size of each sale, as more fully set forth in the plan of distribution of the prospectus forming a part of the registration statement. Purchaser will afford the Seller and Shareholders the opportunity to review and comment on the plan of distribution section of the prospectus prior to the filing of the registration statement.

              (b) Seller and/or Shareholders, as applicable, shall have agreed to furnish any and all agreements, consents, representations, etc. required of them by the SEC in connection with the filing or as a condition of having the subject registration statement declared effective.

              (c) Purchaser shall not be obligated to file any registration statement if Purchaser shall have delivered to Seller or each Shareholder proposing to sell shares delivered pursuant to this Agreement an opinion of its counsel, which counsel shall be acceptable to Seller and each Shareholder, to the effect that the shares delivered pursuant to this Agreement may lawfully be sold to the public without registration under the Securities Act and has delivered to its transfer agent instructions to register the transfer of any of the 3M Shares sold in reliance on such opinion.

              (d) Purchaser shall have received all information requested in writing by Purchaser from Seller or its Shareholders, as applicable, and necessary for the filing of the Registration Statement.

              3.4.6 Reference to Shareholders. Any reference to Shareholders contained in this Article III shall be deemed to include all Shareholders of Seller.

ARTICLE IV - AGREEMENTS PENDING CLOSING
---------------------------------------

       4.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Purchaser:

              4.1.1 Business in the Ordinary Course. The Business shall be conducted solely in the ordinary course consistent with past practice.

              4.1.2 Existing Condition. Seller shall not knowingly cause nor permit to occur any of the events or occurrences described in Section 3.1.16 hereof.

              4.1.3 Maintenance of Physical Assets. Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice.

              4.1.4 Employees and Business Relations. Seller shall use its reasonable efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business.

              4.1.5 Maintenance of Insurance. Seller shall notify Purchaser of any changes in the terms of the insurance policies and binders referred to on
Schedule 3.1.22 hereto.

              4.1.6 Maintenance of Franchises, etc. Seller shall use its reasonable efforts to maintain in full force and effect all Franchises currently in effect used in the conduct of the business of the Business.

              4.1.7 Compliance with Laws, etc. Seller shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or Seller's operations, assets or properties in respect thereof, the noncompliance with which likely result in a Material Adverse Effect.

              4.1.8 Update Schedules. During the period from the date of this Agreement through the Closing Date, Seller and Shareholders shall promptly notify Purchaser in writing of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller or Shareholders in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Seller or Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of any of the Seller or Shareholders; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article V impossible or unlikely. Notwithstanding any provision in this Agreement to the contrary, any matters disclosed in connection with or pursuant to Purchaser's Environmental Assessments (as hereinafter defined) and which would otherwise constitute a breach of any representations and warranties set forth in Section 3 if not disclosed by Seller, shall be deemed to be disclosed to Purchaser and shall be deemed to modify, amend and update any applicable Disclosure Schedules, whether prior to or after the Closing Date, to the extent that any Alleged Violations (as defined in Section 7.10) will be corrected by reason of the performance of either Purchaser Remediation Obligations or Seller Post-Closing Remediation Obligations (as those terms are defined in Section 7.10).

              4.1.9 Conduct of Business. Seller shall use its reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true, except as specifically contemplated by this Article IV, as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use its reasonable efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date.

              4.1.10 Sale of Assets; Negotiations. Seller shall not, directly or indirectly, sell or encumber all or any part of the Assets, other than in the ordinary course of the Business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business.

              4.1.11 Access. Seller shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Business, including without limitation the Interim Balance Sheet, as Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with Seller's business operations. Furthermore, Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets as Purchaser may request from time to time.

              4.1.12 Press Releases. Except as required by applicable law, neither Seller nor Shareholders shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Purchaser, which approval shall not be unreasonably withheld.

              4.1.13 Additional Consulting Agreements. Seller shall use its reasonable efforts to encourage Bob Lowe and Mark Tangry to enter into Consulting Agreements substantially in the form of Exhibit D hereto; provided, however, the failure of such individuals to enter into such agreements shall not be deemed a breach or condition to Closing.

       4.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Seller:

              4.2.1 Actions of Purchaser. Purchaser will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Purchaser shall cooperate with Seller and use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date.

              4.2.2 Confidentiality. Unless and until the Closing has been consummated, Purchaser will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to Purchaser in connection with this Agreement with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Purchaser's confidential data or information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees that it shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Purchaser by Seller and that contain any such confidential data or information. Purchaser shall comply with the terms and conditions of that certain Confidentiality Agreement between Purchaser and Seller dated March 14, 2002, which shall remain in full force and effect through the Closing Date and thereafter if this Agreement is terminated.

              4.2.3 Press Releases. Except as required by applicable law, Purchaser will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld.

              4.2.4 Additional Consulting Agreements. At Closing, Purchaser agrees to enter into Consulting Agreements with Bob Lowe and Mark Tangry, substantially in the form of Exhibit D hereto.

ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING
-----------------------------------------------

       5.1 Conditions Precedent to the Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

              5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true on the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date, except: (i) as affected by transactions contemplated hereby; (ii) to the extent that any such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true as of the specified date; and (iii) for inaccuracies in any such representations or warranties that have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; provided, however (iii) above will not apply with respect to representations and warranties in Section 3 which are already qualified by reason of or as to having a Material Adverse Effect. Notwithstanding the foregoing, any matters disclosed in connection with or pursuant to Purchaser's Environmental Assessments which would otherwise constitute a breach of any representations and warranties set forth in Section 3 shall not be deemed to have a Material Adverse Effect so long as Seller is obligated to undertake Seller's Post-Closing Remediation Obligations.

              5.1.2 Compliance with this Agreement. Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

              5.1.3 Closing Certificate. Purchaser shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1.1 and 5.1.2 hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to it or the Business by Section
5.1.5 hereof.

              5.1.4 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

              5.1.5 Consents and Approvals. Seller shall have procured all of the third party consents as listed on attached Schedule 5.1.5

              5.1.6 Material Adverse Changes. The business operations, assets, properties or prospects of the Business shall not have been affected in any way as a result of any event or occurrence which would have a Material Adverse Effect. Notwithstanding the foregoing, any matters disclosed in connection with or pursuant to Purchaser's Environmental Assessments shall not be deemed to have a Material Adverse Effect so long as Seller is obligated to undertake Seller's Post-Closing Remediation Obligations.

              5.1.7 Raw Material Supplier. Purchaser shall have received written commitments which are transferable to Purchaser without further actions by Purchaser that DynaTech Adhesives Group, shall continue the provision of raw materials at historical levels including volume and price terms.

              5.1.8 Escrow Agreement. Seller shall have executed and delivered the Escrow Agreement.

              5.1.9 Consulting Arrangements. Shareholders shall have executed and delivered a consulting agreement substantially in the form of Exhibit C hereto.

              5.1.10 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Purchaser, in the exercise of its reasonable judgment. Shareholders and Seller shall also have delivered to Purchaser such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

              5.1.11 Title to Trademarks and Patents. The Seller shall cause all trademark registrations and pending applications and patents and patent applications that are used or owned by the Business to be held at or prior to the Closing Date in the legal name of the Seller following the complete chain of title. The Seller shall execute or have executed all necessary assignment documents of said trademark registrations and pending applications and patents and patent applications, the assignment document being in a recordable form.

              5.1.12 Opinion of Counsel. Ulmer and Berne, LLP counsel for Seller, shall have delivered to Purchaser a written opinion, dated the Closing Date, in the form of Exhibit F-1 hereto with only such changes as shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

              5.1.13 Closing of Emtech Transactions. The transactions contemplated under the Emtech Purchase Agreements shall have been consummated and closed simultaneous with the Closing of the transaction contemplated under this Agreement.

              5.1.14 Investment Representation Letters. Seller shall provide a certificate as to investment representations substantially in the form of Exhibit E1 or E2 from each Shareholder of Seller as of the Closing Date.

              5.1.15 Merger Filings. All waivers, consents, permits, orders and approvals of the Italian merger competition authorities and the expiry of any waiting periods imposed by any such authority, in connection with, or required to permit, the consummation of the transaction, shall have been obtained or received or, in the case of such waiting periods, shall have expired.

       5.2 Conditions Precedent to the Obligations of Seller and Shareholders. All obligations of Seller and each Shareholder under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

              5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any list, certificate or document delivered by Purchaser to Seller pursuant to the provisions hereof shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

              5.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

              5.2.3 Closing Certificates. Seller shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 5.2.1 and 5.2.2 hereof have been fulfilled.

              5.2.4 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

              5.2.5 Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement and Purchaser shall have delivered certificates evidences the Escrow Closing Payment.

              5.2.6 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Seller in the exercise of its reasonable judgment. Purchaser shall also have delivered to Seller such other documents, instruments, certifications and further assurances as such counsel for Seller may reasonably require.

              5.2.7. Opinion of Counsel. Counsel for Purchaser shall have delivered to Seller and Shareholders a written opinion, dated as of the Closing Date, in the form of Exhibit F-2 hereto with only such changes as shall be in form and substance reasonably satisfactory to the Seller and its counsel.

              5.2.8. Closing of Emtech Transactions. The transactions contemplated under the Emtech Purchase Agreements shall have been consummated and closed simultaneous with the Closing of the transaction contemplated under this Agreement and the Emtech Agreements shall have been terminated without cost or liability to Seller.

              5.2.9. Consulting Agreements. Purchaser shall have executed and delivered a Consulting Agreement with Shareholders to be effective at Closing in the form attached as Exhibit C.

              5.2.10 Delivery of Certificates Evidencing Common Stock. Purchaser shall have delivered certificates evidencing the Seller Closing Payment.

              5.2.11. Material Adverse Changes. The business operations, assets, properties or prospects of the Purchaser shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence.

              5.2.12 Tax-Free Reorganization. Seller's counsel shall have determined that the transaction contemplated under this Agreement qualifies as a tax-free reorganization under Section 368(a)(1)(C) of the Code, as of the Closing Date.

              5.2.13 Seller's Post-Closing Remediation. Based upon findings and recommendations set forth in Purchaser's Environmental Assessments, Seller shall have determined, based upon consultation with Seller's Consultant (as defined in Section 7.10), that the estimated cost to complete Seller's Post-Closing Remediation Obligations does not exceed One Million Dollars ($1,000,000) in the aggregate. Notwithstanding the foregoing, Seller shall not have the right to terminate this Agreement by reason of the failure of the contingency set forth in this Section 5.2.13 if Purchaser covenants and agrees to assume and discharge the Seller Post-Closing Remediation at Purchaser's sole cost and expense.

ARTICLE VI - INDEMNIFICATION; DISPUTE RESOLUTION
------------------------------------------------

       6.1 General Indemnification Obligation of Seller and Shareholders. From and after the Closing, each of Seller and Shareholders, severally and not jointly, will indemnify, defend and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

              (a) any and all damages, losses, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

                     (i) any and all liabilities and obligations of Seller of
              any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to this Agreement, including, without limitation, the Assumed Liabilities;

                     (ii) any and all actions, suits, claims, or legal,
              administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to Seller or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Purchaser specifically assumes pursuant to this Agreement, including, without limitation, the Assumed Liabilities; or

                     (iii) any misrepresentation, breach of warranty or
              nonfulfillment of any agreement or covenant on the part of Seller or Shareholders under this Agreement, or under any agreement or instrument delivered by Seller or Shareholders in accordance with this Agreement; provided, however, that notwithstanding any provision in this Agreement to the contrary, after the Closing, Purchaser shall not have the right to make a claim against Seller or Shareholders for any matter a notice of which is provided before the Closing Date pursuant to Section 4.1.8; or with respect to which the Purchaser had actual knowledge prior to the Closing Date; and

              (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this
       Section 6.1.

              (c) Except as set forth in Sections 6.1(d) and 6.1(e) below, Seller and Shareholders shall have no liability to any Indemnified Purchaser Party under this Section 6.1 for breaches of representations and warranties until such time as the losses and claims of all Indemnified Purchaser Parties under Section 6.1 of this Agreement and also Section 6.1 under the Emtech Purchase Agreement exceed an amount equal to TWO MILLION DOLLARS ($2,000,000), in the aggregate (the "Seller's Basket"). All losses and claims of the Indemnified Purchaser Parties under Section 6.1 of this Agreement and also Section 6.1 under the Emtech Purchase Agreement shall accrue in the aggregate until they exceed the Seller's Basket, and thereupon Seller and Shareholders shall become obligated to indemnify the Indemnified Purchaser Party, but only to the extent of actual losses in excess of the Seller's Basket.

              (d) Seller and Shareholders shall have no liability to any Indemnified Purchaser Party under this Section 6.1 for any breach of the representations and warranties under Section 3.1.29 and Section 7.10 of this Agreement and also Sections 3.1.29 and 7.10 under the Emtech Purchase Agreement ("environmental losses") until such time as the environmental losses of all Indemnified Purchaser Parties under this Agreement and the Emtech Purchase Agreement exceed an amount equal to ONE HUNDRED THOUSAND DOLLARS ($100,000), in the aggregate (the "Seller's Environmental Basket"). All environmental losses of the Indemnified Purchaser Parties under this Agreement and the Emtech Purchase Agreement shall accrue in the aggregate until they exceed the Seller's Environmental Basket, and thereupon Seller and Shareholders shall become obligated to indemnify the Indemnified Purchaser Party for all amounts, but only to the extent of actual environmental losses in excess of the Seller's Environmental Basket; provided, however, that Seller's Basket and Seller's Environmental Basket shall not apply to environmental losses relating to Chem-Dyne as disclosed in Disclosure Schedule 3.1.29. Seller's Environmental Basket shall be reduced dollar for dollar (but not below zero) by the amount expended by Purchaser with respect to Purchaser Remediation Obligations or Purchaser reimbursement of up to $100,000 related to Seller Post-Closing Remediation Obligations pursuant to Section 7.10.

              (e) Notwithstanding any provision herein to the contrary, Seller's Basket shall not be applicable with respect to any losses or claims arising by reason of or related to: (i) the Purchase Price adjustment pursuant to Section 1.3, (ii) a breach of any covenant under this Agreement by Seller, including without limitation, the covenant to satisfy and discharge any Excluded Liabilities, or (iii) the breach of the representation and warranties of Seller under Section 3.1.26(c).

       6.2 General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and Shareholders and their respective heirs, executors, successors or assigns (an "Indemnified Seller Party") against and in respect of:

              (a) Any and all damages, losses, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                     (i) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser pursuant to this Agreement, including, without limitation, the Assumed Liabilities;

                     (ii) the operation of the Business or the business of the
              Emtech Affiliates or the ownership of the Assets or the assets acquired under the Emtech Purchase Agreements from and after the Closing Date.

                     (iii) any misrepresentation, breach of warranty or
              non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or under any agreement or instrument delivered by Purchaser in accordance with this Agreement to Seller or Shareholders; and

              (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this
       Section 6.2.

              Purchaser shall have no liability to any Indemnified Seller Party under this Section 6.2 (a) and (b) until such time as the losses and claims of all Indemnified Seller Parties under Section 6.2(a) of this Agreement and also Section 6.2(a) under the Emtech Purchase Agreement exceed an amount equal to One Hundred Thousand Dollars ($100,000.00), in the aggregate (the "Purchaser's Basket"). All losses and claims of the

       Indemnified Seller Parties shall accrue in the aggregate until they exceed the Purchaser's Basket, and thereupon Purchaser shall become obligated to indemnify the Indemnified Seller Party for all amounts of Purchaser's Basket, including the first dollar. Notwithstanding any provision herein to the contrary, Purchaser's Basket shall not be applicable with respect to any losses or claims arising by reason of or related to: (i) a breach of any covenant under this Agreement by Purchaser, including, without limitation, the covenant to satisfy and discharge any Assumed Liability; or (ii) the breach of the representations and warranties of Purchaser under Sections 3.2.5 through
       3.2.7 and 3.4.

              6.3 Method of Asserting Claims In the event that any claim or demand for which Seller or Shareholders would be liable to an Indemnified Purchaser Party hereunder (including, without limitation, any claim covered under any basket) is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Seller and Shareholders of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller and Shareholders shall have ten days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Purchaser Party, (A) whether or not they dispute their liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and
(B) notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified Purchaser Party against such claim or demand.

              (a) If Seller or Shareholders dispute their liability with respect to such claim or demand or the amount thereof (whether or not Seller or Shareholders desire to defend the Indemnified Purchaser Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 6.5 hereof. Pending the resolution of any dispute by Seller or Shareholders of their liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of the Indemnified Purchaser Party.

              (b) In the event that Seller or Shareholders notify the Indemnified Purchaser Parties within the Notice Period that they desire to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Seller or Shareholders, respectively, shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of Indemnified Purchaser Party becoming subject to liability for any other matter; provided, however, Seller and Shareholders shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Purchaser Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a Materially Adverse Effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of any Indemnified Purchaser Party, the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Seller and Shareholders hereunder; provided, however, that the Indemnified Purchaser Party shall not settle any such claim or demand without the prior written consent of Seller or Shareholders which consent shall not be unreasonably withheld. If the Indemnified Purchaser Party should elect to exercise such right, Seller or Shareholders shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

              (c) (i) If Seller or Shareholders elect not to defend the Indemnified Purchaser Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by Seller or Shareholders or by the Indemnified Purchaser Party (but none of the Indemnified Purchaser Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Seller and Shareholders hereunder, unless Seller and Shareholders shall have disputed their liability to the Indemnified Purchaser Party hereunder, as provided in (a) above, in which event such dispute shall be resolved as provided in
              Section 6.5 hereof.

                     (ii) In the event an Indemnified Purchaser Party should
              have a claim against Seller or Shareholders hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Seller and Shareholders. If Seller or Shareholders dispute its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 6.5 hereof; if Seller or Shareholders does not notify the Indemnified Purchaser Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller or Shareholders, respectively, hereunder.

                     (d) All claims for indemnification by an Indemnified Seller
              Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Seller and Shareholders."

       6.4 Payment. Upon the determination of the liability under Section 1.3.1,
6.3 or 6.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. Upon the payment in full of any claim, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim. In the case of any payment due by Seller or Shareholders pursuant to the indemnification obligation set forth in Section 6.1, such payment obligation shall first be satisfied by the transfer of shares of Common Stock owned by Seller or Shareholders and held under the Escrow Agreement. Notwithstanding any provision in this Agreement to the contrary, in the event Seller or the Shareholders is required to make any payment under Section 6.1, the Seller and Shareholders may satisfy such obligation by delivery to Purchaser of shares of Purchaser constituting part of the 3M Shares issued to them under this Agreement, which shares, for such purpose, shall be valued at the greater of:
(i) the Per Share Value; or (ii) the closing price of such Purchaser's Common Stock on the date such liability is finally determined as reported in the Wall Street Journal, in each case as adjusted for stock splits, stock dividends and the like.

       6.5 Dispute Resolution.

              (a) Any disagreement or dispute between the parties arising out of or related to this Agreement or the breach or making hereof (a "Dispute") shall be resolved in the manner provided in this Section 6.5. Should there develop any Dispute, either party may, by written notice to the other party, request that such Dispute be referred to the Vice President of the Engineered Adhesives Division of Purchaser and Lampe and Fowler on behalf of Seller and Leslie McFarland on behalf of Emtech Affiliates (collectively, the "Principals"), who shall negotiate in good faith to attempt to resolve the Dispute. No settlement reached under this Section 6.5(a) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

              (b) Should the procedure outlined in Section 6.5(a) fail to bring about a resolution of each outstanding Dispute within 30 days following the giving of the notice referred to therein, then the parties shall promptly initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. Should the parties for any reason be unable to agree upon a mediator, they shall request the clerk of court of the Cuyahoga County Common Pleas Court in the State of Ohio to appoint a capable mediator for them. The Seller and Purchaser shall each bear one-half of the costs and expenses of the mediation and shall endeavor in good faith to resolve therein each outstanding Dispute.

       No settlement reached under this Section 6.5(b) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

              (c) In the event the parties are unable to resolve any outstanding Dispute as provided above, then such outstanding Dispute shall be determined by litigation conducted in Cleveland, Ohio, in accordance with this Agreement.

              (d) Notwithstanding anything to the contrary provided in this
       Section 6.5, and without prejudice to the above procedures, either party may at any time, in connection with any Dispute, apply to a court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved in accordance with this Section 6.5.

       6.6 [INTENTIONALLY DELETED]


       6.7 Rights and Remedies. The indemnification rights of the parties under this Article VI shall constitute the sole rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation or breach of warranty or covenant on the part of any party hereto.

       6.8 Limitations. In addition to the limitations set forth in Sections 6.1 and 6.2 above, the following limitations will apply:

              (a) No claims for indemnification under this Article VI based upon the breach of a representation or warranty by any party may be made after one (1) year from the Closing Date except as otherwise provided in
       Section 3.3.

              (b) Notwithstanding any other provision of this Agreement to the contrary, the indemnity obligation of each of Seller and Shareholder hereunder shall in no event exceed the portion of the Purchase Price paid to such party, net of such party's income tax liability (including, without limitation, any tax liability arising by reason of the distribution of the 3M Shares by Seller to Shareholders and any income tax liability arising by reason of the sale of 3M Shares in order to satisfy the payment of any indemnity obligation under Section 6.1) and subject to reduction for such party's allocable portion of payments by insurance companies and the amount of any tax benefits to an Indemnified Purchaser Party. The obligation and liability of Seller and Shareholders to satisfy any indemnity claim shall be satisfied first under the terms of the Escrow Agreement and prior to asserting any claim for money damages against Seller or

       Shareholders, subject to the provisions of Section 6.4 above.

              (c) Any indemnity payment hereunder by Seller or Shareholders shall be deemed to constitute a reduction in the Purchase Price at the election of Seller and/or Shareholders.

              (d) Notwithstanding any other provision of this Agreement to the contrary, the indemnity obligation of Purchaser hereunder shall in no event exceed the Purchase Price.

              (e) No Shareholder shall be liable to indemnify Purchaser based upon the breach of Sections 7.2 or 7.8 of this Agreement by any other Shareholder. For purposes of this paragraph, Fowler and Fowler Trust shall be deemed to be one Shareholder.


ARTICLE VII - EMPLOYEE AND POST CLOSING MATTERS
-----------------------------------------------

       7.1 Employees.

              (a) Employment. Seller has provided to Purchaser as of the date hereof a list of the employees of Seller who perform services primarily for the Business (each, a "Business Employee") setting forth the status of such employees (including whether any of such employees are on short-term or long-term disability leave of absence or receiving disability benefit payments) and their annual planned compensation or hourly rate of pay. Purchaser hereby agrees to offer employment to all Business Employees (except those employees listed on Schedule 7.1) (collectively, the "Identified Employees"). Purchaser will offer to each of the Identified Employees employment commencing as of the Closing Date, including compensation at not less than the annual planned compensation or hourly rate of pay contained in the list described above. Those Identified Employees who accept employment with Purchaser pursuant to this Agreement will be referred to herein as "Transferred Employees".

              (b) Service Credit. With the exception of its defined benefit pension plan and retiree medical plans, Purchaser will cause each of its pension and welfare benefit plans to recognize all of the service that the Transferred Employees completed with Seller for purposes of determining their eligibility to participate in and eligibility for benefits under such plans.

              (c) Welfare Benefits. On the date each Transferred Employee becomes an employee of Purchaser, the Transferred Employee and his or her eligible family members that participate in any employee welfare benefit plan (within the meaning of section 3(1) of ERISA) that is maintained by Seller (collectively the "Seller Welfare Plans") shall cease to do so except as otherwise required by law; provided, however, that Seller and the

       Seller Welfare Plans will remain responsible to such Transferred Employees and their eligible family members for all benefits accrued or payable under such plans and arrangements with respect to periods prior to the date of employment with Purchaser. No portion of the assets of any Seller Welfare Plan will be transferred to Purchaser, and Purchaser assumes no liability or obligation with respect to the Seller Welfare Plans. On the date each Transferred Employee becomes an employee of Purchaser, the Transferred Employee and his or her eligible family members will commence participation in the employee welfare benefit plans (within the meaning of section 3(1) of ERISA) maintained by Purchaser for its similarly situated employees in the United States (collectively the "Purchaser Welfare Plans") upon the satisfaction of any eligibility requirements (other than waiting periods which shall be waived) as set forth in such Purchaser Welfare Plans and in accordance with Section 7.1(b).

              (d) Vacation Benefits. On or immediately following the Closing Date, Seller will provide Purchaser with a list of the Transferred Employees and the amount of their unused vacation benefits under Seller's vacation program as of the Closing Date. Upon receipt of such list, Purchaser will cause its vacation program to permit the Transferred Employees to receive paid vacation benefits equal to the number of days of unused vacation benefits to which such Employees were entitled to under Seller's vacation program as of the Closing Date.

              (e) COBRA Continuation. On or prior to the Closing Date, Seller will provide Purchaser with all relevant information regarding its former employees and qualified beneficiaries (within the meaning of section 607 of ERISA) of its current and former employees who are purchasing or eligible to purchase COBRA continuation coverage under Seller's group health plan as of the Closing Date. Upon receipt of such information, Purchaser shall be responsible for complying with the COBRA continuation requirements (as described in sections 601 through 608 of ERISA and Code
       Section 4980B) with respect to such former employees and qualified beneficiaries following the Closing Date.

              (f) Retirement Benefits. On or prior to the Closing Date, Seller will amend its defined contribution pension plans covering employees of the Business to fully vest the accrued benefits of all Transferred Employees under such plan as of the Closing Date. Seller will also cause its defined contribution pension plan to permit each Transferred Employee to elect to receive a distribution of his or her entire vested account balance (including any outstanding loans) as soon as practicable following the Closing Date. Except for rollover contributions as permitted by law, no portion of the assets of Seller's defined contribution pension plan will be transferred to Purchaser, and Purchaser assumes no liability or obligation with respect to any of Seller's pension plans. On the date each Transferred Employee becomes an employee of Purchaser, the Transferred Employee will commence participation in the employee pension benefit plans (within the meaning of section 3(2) of ERISA) maintained by Purchaser for its similarly situated employees in the United States (collectively the "Purchaser Pension Plans") upon the satisfaction of any eligibility requirements (other than waiting periods which shall be waived) as set forth in such Purchaser Pension Plans.

              (g) Workers' Compensation. With respect to the Business Employees, Purchaser assumes no obligation or liability under state workers compensation laws for, and Seller will remain responsible for all obligations and liabilities under state workers compensation laws arising out of any injuries or occurrences that take place prior to the Closing Date, or arising out of any illnesses that are caused by any injury or occurrence that takes place prior to the Closing Date . With respect to the Transferred Employees, Purchaser will become responsible for all obligations and liabilities under state workers compensation laws arising out of any illnesses, injuries or occurrences that take place on or after the date the particular Transferred Employee becomes an employee of Purchaser. With respect to all other Business Employees, Purchaser assumes no obligation or liability under state workers compensation laws.

              (h) Third Party Rights. Nothing contained in this Agreement is intended to or shall confer upon any former, current or future employee of Seller or its subsidiaries, or of Purchaser, or any such employee, legal representative or beneficiary, any rights or remedies, including, without limitation, any right to employment or continued employment of any nature, for any specific duration, or shall cause any former, present or future employee of Purchaser to have an employment relationship other than employment at will.

       7.2 Non-Solicitation. Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Identified Employees. Until the third anniversary of the Closing Date, Seller and Shareholders will not directly or indirectly solicit or offer employment to any Identified
Employee: (i) who did not accept Purchaser's offer of employment; (ii) who is then an employee of Purchaser; or (iii) who became a Transferred Employee and then voluntarily terminated employment with Purchaser; in any case described above until at least 180 days after the date of termination.

       7.3 Discharge of Business Obligations. From and after the Closing Date Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all valid and leally enforceable obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business. With respect to any product warranty claim related to products sold prior to the Closing Date and which Purchaser elects to have Seller resolve: (i) Purchaser acknowledges that Seller has a history of successfully resolving the majority of such claims through effective communications with customers; (ii) Purchaser shall notify Seller and Shareholders in writing with respect to any such product warranty claim within twenty (20) days after receipt of notice of such claim from a customer; (iii) Seller and Shareholders shall have the right to be involved, together with Purchaser, in the resolution of any such claim; and (iv) Purchaser shall cooperate with Seller and Shareholders to undertake appropriate review, investigation and due diligence as reasonably requested by Seller and Shareholders in order to properly evaluate such claims.

       7.4 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors and representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

       7.5 Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Assets transferred to Purchaser hereunder.

       7.6 Use of Name. From and after the Closing Date, Seller will sign such consents and take such other action as Purchaser shall reasonably request in order to permit Purchaser to use the Names and variants thereof. From and after the Closing Date, Seller will not itself use the Names or any names similar thereto or variants thereof.

       7.7 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

       7.8 Covenant Not to Compete. Seller and Shareholders agree that for a period of five (5) years after the Closing Date, neither Seller, Shareholders, nor any of their affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business where such business is engaged in manufacturing and selling pressure sensitive label stock in competition with the Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 7.8 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

       7.9 Distribution of Purchaser Common Stock; Dissolution of Seller. Except for the Escrow Shares, Seller will, as promptly as practicable after the Closing Date, but in no event later than one (1) year after the Closing Date, distribute to a liquidation trust (the "Trust") or to the Shareholders, in exchange for and in complete cancellation and redemption of the outstanding shares of Seller, the 3M Shares received by Seller pursuant to this Agreement, pursuant to the Plan of Reorganization of which this Agreement is a part. The beneficial interests in the Trust or the 3M Shares, as applicable, shall be allocated among the Shareholders of Seller based proportionately upon their ownership of Seller shares at Closing. Seller will dissolve and wind up its affairs as soon as practicable after the completion of such distribution to the Trust or to the Shareholders and in accordance with its Plan of Reorganization.

       7.10 Environmental Assessments and Remediation Obligations

              (a) Within 15 days after the execution of this Agreement, Purchaser shall cause ERG Consultants ("the Environmental Consultant"), as its environmental consultant licensed and certified (or certified through its subcontractors) to perform services in Ohio, to complete the Phase I Environmental Assessment of the Real Estate which was previously commenced ("Phase I Assessment") and to notify the results of the

       Phase I Assessment to Purchaser, Seller and Emtech. The Phase I Assessment report shall detail the basis for any recommendation for a Phase II Assessment. Purchaser shall cause the Environmental Consultant to execute a confidentiality agreement in form reasonably acceptable to Seller prior to commencing the Phase II Assessment (as defined below).

              (b) Immediately following the execution of this Agreement, Purchaser shall engage the Environmental Consultant for purposes of completing a Phase II Environmental Assessment of the Real Estate ("Phase II Assessment")(the Phase I Assessment and the Phase II Assessment are collectively referred to as the "Environmental Assessments"). Purchaser agrees that Seller shall have the right, at its expense, to designate one or more environmental consultants ("Seller's Consultants") to advise Seller with respect to the Environmental Assessments. Purchaser agrees that Seller's Consultants shall have the right to offer input to the Environmental Consultant on matters such as scope of work, protocol and procedures for testing, testing locations, interpretation of test results, findings and recommendations, cost estimates, and the like and to otherwise observe and participate in Phase II Assessment activities. Notwithstanding any provision herein to the contrary, in the event the Environmental Assessment reports are not completed and delivered and certified to Seller as required under this Section 7.10 on or before the Closing Date and Seller has reasonable grounds to believe that Alleged Violations (as defined in Section 7.10(f) below) might exist and/or that Remediation Actions (as defined in Section 7.10(f) below) might be required, then, Seller shall have the right, in its sole and absolute discretion, to extend the Closing Date to a date which is not later than 10 days after receipt of such report. Purchaser hereby commits that the Phase II Assessment report will be completed and delivered to Seller as soon as possible, but not later than September 1, 2002.

              (c) Seller shall provide prior to Closing reasonable access to Purchaser and the Environmental Consultant, during normal business hours, to the Real Estate for the purpose of conducting the Environmental Assessments. In connection with any entry by Purchaser, Environmental Consultant or any of their agents, employees, representatives or contractors (collectively, the "Purchaser's Agents" and each a "Purchaser's Agent") onto the Real Estate, Purchaser shall give Seller and Seller's Consultant reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith in accordance with applicable laws and in a manner so as to minimize, to the greatest extent possible, interference with Seller's business and otherwise in a manner reasonably acceptable to Seller's Consultant. Purchaser shall take no action which would cause Seller to be in default under any Authorizations or which cause a violation of any applicable laws. Without limiting the foregoing, prior to any entry to perform any necessary on-site testing, Purchaser shall give Seller and Seller's Consultant notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing and the party performing the testing. If Purchaser




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

       takes any sample from the Real Estate in connection with any such approved testing, Seller or Seller's Consultant may be present to observe any testing, or other inspection performed on the Real Estate. Seller's Consultant shall have the right to receive and review in draft form any written Environmental Assessment reports and findings and to discuss comments with Environmental Consultant prior to final issuance of the report.

              (d) Purchaser shall maintain, and shall ensure that Environmental Consultant and their contractors maintain such insurance as Purchaser customarily requires of environmental consultants Purchaser employs. Purchaser shall indemnify, defend, and hold Seller harmless from and against any Claims of personal injury or property damage to the extent arising out of or resulting from any entry on the Real Estate by any of Purchaser's Agents, in the course of performing any inspections, testings or inquiries. The foregoing indemnity shall survive the Closing, or, if the Closing does not occur, beyond the termination of this Agreement.

              (e) Notwithstanding any provision in this Agreement to the contrary, neither Purchaser nor Purchaser's Agents shall contact any governmental authority regarding Purchaser's discovery of any hazardous substances on or any environmental conditions at the Real Estate without Seller's prior written consent thereto, except as required by law. In addition, if Seller's consent is obtained by Purchaser, Seller shall be entitled to receive at least five (5) business days prior written notice of the intended contact and to have a representative present when Purchaser has any such contact with any governmental official or representative.

              (f) Seller and Purchaser agree that the provisions of this Section 7.10(f) and (g) shall govern the obligations of Seller and Purchaser with respect to: (i) any findings and determinations pursuant to the Environmental Assessments that establish a violation of applicable Environmental Laws has occurred and is existing as of the Closing Date ("Alleged Violations"); and (ii) the actions required to correct or remediate the conditions causing such Alleged Violations ("Remediation Actions"), In the event that the estimated cost of the Remediation Actions required to correct any Alleged Violations is One Hundred Thousand Dollars ($100,000) or less, then Purchaser agrees to assume and shall discharge and perform all such Remediation Actions ("Purchaser Remediation Obligations") at its sole cost and expense as soon as possible thereafter. Seller's Consultant shall have the right to observe and monitor all activities related to Purchaser Remediation Obligations. Upon completion of the Purchaser Remediation Obligations, Purchaser shall cause the Environmental Consultant to issue an updated Phase II Assessment closure report certified to Seller and indicating that the Alleged Violations have been corrected. Any amounts expended by Purchaser with respect to Purchaser Remediation Obligations (excluding the cost of the Environmental Assessments) shall reduce the Seller's Environmental Basket dollar for dollar.



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

              (g) In the event that the estimated cost of the Remediation Actions required to correct any Alleged Violations is more than One Hundred Thousand Dollars ($100,000), then, subject to the provisions of
       Section 5.2.13, Seller agrees to assume and shall discharge and perform all such Remediation Actions ("Seller Post-Closing Remediation Obligations") as soon as possible thereafter. Seller is not required to perform the Seller Post-Closing Remediation Obligations prior to closing and completion is not a condition to Purchaser's obligations to close. Seller Post-Closing Remediation Obligations may be performed by consultants and contractors selected by Seller and acceptable to Purchaser (which approval shall not be unreasonably withheld) and Seller shall be responsible for all costs and expenses related thereto; provided, however, Purchaser agrees to reimburse Seller in the amount of One Hundred Thousand Dollars ($100,000). The Environmental Consultant shall have the right to observe and monitor all activities related to Seller Post-Closing Remediation Obligations. Upon completion of the Seller Post-Closing Remediation Obligations, Seller's Consultant shall cause to be issued a closure report certified to Seller and Purchaser and indicating that the Alleged Violations have been corrected. Any amounts expended by Purchaser with respect to Seller-Post Closing Remediation Obligations (not to exceed $100,000, exclusive of the costs of the Environmental assessments) shall reduce the Seller's Environmental Basket dollar for dollar. With respect to Seller Post-Closing Remediation Obligations, Seller's entry upon the Real Estate after the Closing Date shall be governed in the same manner as Purchaser's pre-closing activities on the Real Estate as set forth in Sections 7.10 (c), (d) and
       (e) above and for such purpose, the terms Seller and Purchaser shall be interchanged. Seller and Purchaser each retain rights to pursue claims against third parties who are liable for any Alleged Violation and to cooperate with each other with respect to such claims.

ARTICLE VIII - MISCELLANEOUS
----------------------------

       8.1 Termination.

              (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                     (i) by mutual consent of Seller and Purchaser;

                     (ii) by Purchaser, (A) except as otherwise provided in this
              Agreement, at any time if the representations and warranties of Seller contained in Section 3.1 hereof were incorrect in any respect when made or at any time thereafter and a Material Adverse Effect has occurred, or (B) upon written notice to Seller given at any time after September 15, 2002 (or such later date as shall have been specified




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

              in a writing authorized on behalf of Seller and Purchaser) if all of the conditions precedent set forth in Section 5.1 hereof have not been met; or

                            (iii) by Seller, (A) at any time if the
                     representations and warranties of Purchaser contained in
                     Section 3.2 hereof were incorrect in any respect when made or at any time thereafter and a Material Adverse Effect has occurred, or (B) upon written notice to Purchaser given at any time after September 15, 2002 (or such later date as shall have been specified in a writing authorized on behalf of Seller and Purchaser) if all of the conditions precedent set forth in Section 5.2 hereof have not been met; or

                            (iv) by the party not in breach in the event of a
                     material breach of this Agreement by the other party prior to Closing which is not cured within thirty (30) days after written notice thereof

              (b) If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided above, this Agreement shall become void and of no further force and effect, except for (i) any liability for any breach causing or permitting such termination, (ii) the provisions of Article VI relating to indemnification, and (iii) the obligations of Purchaser under the Confidentiality Agreement as referenced in Section 4.2.2.

       8.2 Brokers' and Finders' Fees.

              (a) Seller represents and warrants to Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify, defend and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of any breach of the foregoing representation and warranty or Seller's dealings, arrangements or agreements with any such person.

              (b) Purchaser represents and warrants to Seller and Shareholders that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify, defend and hold harmless Seller and Shareholders against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of any breach of the foregoing representations and warranties or Purchaser's dealings, arrangements or agreements with or any such person.



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

       8.3 Sales, Transfer and Documentary Taxes, etc. Seller shall pay all federal, state and local income, sales, use, documentary and other transfer income taxes (other than conveyance fees and transfer taxes related to the transfer of the Real Estate to Purchaser payable to Medina County upon filing of the deed of record (@ $4.00 per $1,000 of value) which shall be paid by Purchaser), if any, due as a result of the sale or transfer of the Assets in accordance herewith whether imposed by law on Seller and Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

       8.4 Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Included Assets shall be made after the date of this Agreement without prior written consent of the Purchaser.

       8.5 [INTENTIONALLY DELETED]

       8.6 Employee Form W-2. Seller and Purchaser agree that Purchaser has purchased substantially all the property used in Seller's trade or business, and in connection therewith, Purchaser intends to employ at least some of the individuals who immediately before the Closing Date were employed in such trade or business by the Seller. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 CB 399, provided that Seller provides Purchaser with all necessary payroll records for the calendar year which includes the Closing Date, Purchaser shall furnish a Form W-2 to each Transferred Employee disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller shall be relieved of the responsibility to do so. Seller shall remain responsible for Form W-2 reporting with respect to those current and former Business Employees who do not become Transferred Employees.

       8.7 [INTENTIONALLY DELETED]

       8.8 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Purchaser shall pay any filing fees imposed by governmental agencies as well as any title insurance premiums, land survey costs, conveyance fees, and related expenses. Purchaser shall reimburse Seller for all monies advanced or deposited in connection with the LabelExpo 2002 trade show and shall assume all obligations and commitments of Seller related thereto.

       8.9 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the




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

parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

       8.10 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser shall have the right to assign the Agreement to a wholly-owned subsidiary so long as such assignment does not adversely affect the tax free reorganization as contemplated under this Agreement. No permitted assignment shall relieve or release the assignor of its obligations under this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Shareholders, Seller and Purchaser.

       8.11 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

       8.12 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

       If to Purchaser, to:       3M Company
                                  Engineered Adhesives Division
                                  Building 220-7E-01
                                  St. Paul, Minnesota  55144
                Attention:        Division Vice President

       With a required copy to:

                Office of General Counsel
                3M Company
                P.O. Box 33428
                St. Paul, Minnesota 55133

                Attention:  John J. Ursu
                            Senior Vice President
                            Legal Affairs

       If to Seller or Shareholders, to:

                Emulsion Technologies, Inc.
                1030 Lake Road
                Medina, Ohio  44256


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

                Attention:  Richard L. Fowler and Gregory A. Lampe


                Richard L. Fowler
                =====================

                Gregory A. Lampe
                =====================

       With a required copy to:

                Brian M. O'Neill, Esq.
                Ulmer & Berne LLP
                1300 East Ninth Street
                Cleveland, Ohio  44114

                         AND
                         ---

                Brian W. FitzSimons, Esq.
                Arter & Hadden
                1100 Huntington Building
                925 Euclid Avenue
                Cleveland, Ohio  44115-1475

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed. In the event of any notice to Seller or any Shareholder, such notice shall be sent to Seller and all Shareholders.

       8.13 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Ohio. Each party hereby expressly consents to the personal jurisdiction of, and waives any objection to venue in, the state and federal courts located in Cuyahoga or Medina County, Ohio for any lawsuit filed there arising from or related to this Agreement.

       8.14 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal




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

representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

       8.15 Headings, Gender and "Person." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

       8.16 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

       8.17 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       8.18 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

               [THE BALANCE OF THIS PAGE LEFT INTENTIONALLY BLANK]



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


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

3M COMPANY, a Delaware corporation

By:________________________

Its:________________________


EMULSION TECHNOLOGIES, INC.,
An Ohio corporation

By:__________________________

Its:__________________________


SHAREHOLDERS

___________________________
Gregory A. Lampe

___________________________
Richard L. Fowler

___________________________
Joyce E. Fowler, Trustee of the Richard L. Fowler
Retained Annuity Trust u/a August 31, 1998




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